Exhibit 2.2
FIRST AMENDMENT TO THE
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SUPERIOR OFFSHORE INTERNATIONAL, INC., OFI ACQUISITION LLC,
OCEAN FLOW INTERNATIONAL, L.L.C. AND KARL WINTER
     This First Amendment, dated November 29, 2007 (the “Amendment”), is to that certain Agreement and Plan of Merger, dated as of October 18, 2007 (the “Agreement”), by and among Superior Offshore International, Inc., a Delaware corporation (“Parent”), OFI Acquisition LLC, a Texas limited liability company (“Merger Sub”), Ocean Flow International, L.L.C., a Texas limited liability company (the “Company”), and Karl Winter, an individual resident of the State of Texas (“Seller”). Capitalized terms used in this Amendment and not defined herein shall have the same meanings given to such terms in the Agreement.
     WHEREAS, Section 12.1(d) of the Agreement provides in part that the Agreement may be terminated by Seller or Parent if the Closing shall not have occurred on or before November 30, 2007; and
     WHEREAS, Parent, Merger Sub, the Company and Seller desire to amend the Agreement to change the date after which Seller or Parent may terminate the Agreement if the Closing has not occurred to December 28, 2007;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Amendment of Agreement. Section 12.1(d) of the Agreement is hereby amended such that the date “November 30, 2007” contained therein is deleted and replaced with “December 28, 2007”.
     2. Governing Law. This Amendment, its construction and any disputes arising out of, connected with or related to it shall be governed by the Laws of the State of Texas, without regard to the conflicts of law principles of such state.
     3. No Other Amendments; Agreement Remains in Effect. Except as expressly amended by Section 1 of this Amendment, the Agreement shall remain in full force and effect in the form in which it existed immediately prior to the execution and delivery of this Amendment.
     4. Amendments. No amendment, modification or waiver in respect of this Amendment shall be effective unless it shall be in writing and signed by all parties hereto.
     5. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.
     6. Effective Date. This Amendment shall be effective on November 29, 2007.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of the date first above written.

PARENT: SUPERIOR OFFSHORE INTERNATIONAL, INC.
By:	/s/ Roger Burks
Name:	Roger Burks
Title:	Executive Vice President, Chief Financial Officer

MERGER SUB: OFI ACQUISITION LLC
By:	/s/ Roger Burks
Name:	Roger Burks
Title:	Executive Vice President, Chief Financial Officer

THE COMPANY: OCEAN FLOW INTERNATIONAL, L.L.C.
By:	/s/ Karl Winter
Name:	Karl Winter
Title:	President

SELLER:
/s/ Karl Winter
Karl Winter